SEPTEMBER 09, 2015 / 02:30PM GMT, CASY - Q1 2016 Caseys General Stores Inc Earnings Call

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EDITED TRANSCRIPT
CASY - Q1 2016 Caseys General Stores Inc Earnings Call

EVENT DATE/TIME: SEPTEMBER 09, 2015 / 02:30PM GMT

CORPORATE PARTICIPANTS
Bill Walljasper Caseys General Stores Inc - CFO
Bob Myers Caseys General Stores Inc - Chairman and CEO

CONFERENCE CALL PARTICIPANTS
Karen Short Deutsche Bank - Analyst
Irene Nattel RBC Capital Markets - Analyst
Bonnie Herzog Wells Fargo Securities - Analyst
Kelly Bania BMO Capital Markets - Analyst
Ben Brownlow Raymond James & Associates, Inc. - Analyst
Anthony Lebiedzinski Sidoti & Company - Analyst
Chuck Cerankosky Northcoast Research - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to Casey's General Stores Incorporated first-quarter FY16 earnings release.

(Operator Instructions)

As a reminder, this conference call is being recorded. I would now like to introduce your host for today's conference, Mr. Bill Walljasper, Chief Financial Officer. Sir, you may begin.

Bill Walljasper - Caseys General Stores Inc - CFO

Good morning and thank you for joining us to discuss Casey's results for the quarter ended July 31. I'm Bill Walljasper, Chief Financial Officer. Bob Myers, Chairman and Chief Executive Officer, is also here.

Before we begin I will remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release in the 2015 annual report, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey disclaims any intention or obligation to update or revise forward-looking statements, whether as result of new information, future events or otherwise. We will take a few minutes to summarize the results of the first quarter then afterwards will open up for questions about our results and outlook.

We are off to a good start towards achieving our goals in FY16. Diluted earnings per share for the first quarter were $1.57 compared to $1.28 the same quarter a year ago. The primary reasons for the earnings increase were due to strong sales throughout the Company and margin expansion in our Prepared Food category. This was offset by lower fuel margin from a year ago. EBITDA for the quarter was up nearly 17% to $147.7 million. Before we over each category and give more detail on what is driving these results, I will remind everyone that we will release the details of August same-store sales on Tuesday, September 15.

Lower retail fuel prices from a year ago benefited same-store gallons resulting in a 3.4% increase in the first quarter. While total gallons sold for the quarter rose 8% to $501.2 million. The average retail price during this time was $2.57 per gallon compared to $3.46 in the same quarter last year. Relative to our annual goal, we experienced a favorable fuel margin environment for the quarter. Resulting in a fuel margin of $0.175 per gallon. During this time we also sold approximately $15.7 million renewable energy credits, commonly known as RINs, at an average price of $0.51. This represented about $0.016 per gallon benefit to the fuel margin. Currently RINs our trading around $0.35 to $0.40.

Full sales in the Grocery category were up 10% to $526.6 million in the first quarter. Thanks to our sales we're up 7%. Sales were strong across all areas of the category, especially beverages and cigarettes. Both experienced double-digit total sales increases during the quarter compared to a year ago. The average margin in the category was 32.6%, slightly above year ago in the same period and ahead of our annual goal. Gross profit dollars were up 10.2% in the overall category to $171.5 million. We are pleased with the gains we are achieving in the category and anticipate revenue growth throughout the fiscal year as we benefit from the continued rollout of our operational initiatives and new store openings.

The Prepared Food and Fountain category continued its strong performance. Total sales were up nearly 15% to $223.4 million for the quarter. Same-store sales in quarter were up 10.3% in line with our annual goal. Prepared Food margin benefited from lower commodity prices in the quarter relative to a year ago, primarily from cheese and coffee. The average margin rose 266 basis points to 62.5%. Our average cost of cheese is locked in through December 2015 at $1.89 per pound, compared to $2.27 a pound in the first quarter a year ago. Due to the sales increases in our margin enhancement we are able to lift gross profit dollars in the quarter nearly 20% to $139.7 million.

Operating expenses in the quarter were up 7.9% to $263.6 million. The increase in operating expenses trended below increases from recent quarters due to lower fuel costs driving down credit card fees and fuel expense. These two combined decreased approximately $2.3 million. The majority of the increase in the quarter was due to a rise in wages primarily related to operating 50 more stores this quarter compared to the same time period a year ago. As well as from the expansion of our operational initiatives. Store level operating expenses for the open stores not impacted by any initiatives were up approximately 4%.

On the income statement total revenue in the quarter was down 10.6% to $2 billion. Due to a 26% decrease in the retail price of fuel from the first quarter last year, offset by increase in the number of stores in operation this quarter compared to the same period a year ago and the additional roll out of more operational initiatives to our stores. The increase in depreciation in the first quarter was lower than recent quarters. This is primarily due to a reduced amount of replacement store activity compared to the same period a year ago. The effective tax rate recorded decreased slightly from a year ago in the same period to 37% primarily due to an increase in federal tax credits from the prior year. We expect our effective tax rate to be between 36% and 37% for the fiscal year.

Our balance sheet continues to be strong. And July 31, cash and cash equivalent were $46.6 million, down slightly from $48.5 million at the end of the fiscal year. Long-term debt net maturities was $838.2 million, and shareholder equity rose to $935.9 million up $60.7 million from the fiscal year end. Our debt to EBITDA ratio was below 2 times, which we believe is one of the lowest in the convenience store industry. We generated $101.8 million in cash flow from operations. Capital expenditures for the quarter were $100.1 million compared to $119.6 million a year ago in the same period. The decrease was primarily due to fewer new stores and acquisitions this year compared to a year ago when we closed on the Stop and Go acquisition in May of 2014. We expect capital expenditures to increase as new-store construction accelerates and we complete additional major remodels mentioned in the press release.

This quarter we opened 8 new store constructions, acquired 1 store, and completed 7 replacement stores, additionally, we have 26 new stores and 4 replacement stores under construction. We anticipate opening 40 to 50 new-store constructions by the end of the fiscal year. Our store count at the end of this quarter was 1,887. In addition to the unit growth we also converted 89 more locations to a 24-hour format. We did not convert any stores to the pizza-delivery format this quarter, nor did we opened any major remodel stores. However we are planning on adding approximately 100 stores the pizza-delivery program by the end of fiscal year and complete 100 major remodels. We currently have 17 major remodels under construction.

That concludes our review of the quarter. As I mentioned previously we will release August same-store sales on Tuesday, September 15. We will now take your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Karen Short, Deutsche Bank.

Karen Short - Deutsche Bank - Analyst

Hey, how are you?

Bill Walljasper - Caseys General Stores Inc - CFO

How are you?

Karen Short - Deutsche Bank - Analyst

So, I'm just curious if you could give us an update on the online delivery? So, how many stores are you at now, is the first question? Then some color on what you are seeing on lift to the comps and any data in general because, obviously, the last quarter it was too early.

Bill Walljasper - Caseys General Stores Inc - CFO

Yes, it is probably still a bit too early at this point. We have a little over 600 stores that we've converted to online at this point. We are on track to complete all of the stores by the end of the calendar year. Right now you're probably not seen a tremendous amount of impact on the comps with the online, simply because we are waiting until a complete rollout of the online ramped all of our stores before we do any type of mass marketing with that regard. We don't want to confuse the customer thinking that they can go onto their store and do online and not being available.

Karen Short - Deutsche Bank - Analyst

It will be at all stores by calendar year end or fiscal year end?

Bill Walljasper - Caseys General Stores Inc - CFO

But the end of the calendar year.

Karen Short - Deutsche Bank - Analyst

Okay.

Bill Walljasper - Caseys General Stores Inc - CFO

One of the things we have noticed in the recent data we have seen is not so much a pickup in the number of whole pies sold, but on the add-ons. We are seeing a significant uptick in the add-ons with respect to things like bread sticks, buffalo wings, and even extra toppings on the pizza. So what we are expecting a higher ring when people do order in online format than otherwise. So, as we get further down the road certainly we will give more color on that area.

Karen Short - Deutsche Bank - Analyst

So even now even within the stores you have it at you couldn't quantify how much it might be benefiting the comp? Or don't you think it really is yet?

Bill Walljasper - Caseys General Stores Inc - CFO

yes, I would hesitate to say that there's a tremendous amount of benefit at this point, simply because of the fact we're not marketing outside just at the store level. So, come the end of the calendar year you will start to see us do a little bit stronger marketing with respect to social media, and doing some other mass marketing, where it makes sense, where we have a higher concentration of stores. And that's where I think you will start seeing the major benefit from the online is more in Q4 of this fiscal year.

Karen Short - Deutsche Bank - Analyst

Okay. Then in the quarter I noticed that your sale of RINs was up pretty meaningfully this quarter versus the run rate that it is been pretty steady at in the 15% range for 4Q and 3Q. Is there anything that drove the increase this quarter? To be much higher?

Bill Walljasper - Caseys General Stores Inc - CFO

We just had one month where the RINs were a little bit higher than what they had been trending at in the recent quarters. As I mentioned they are right about $0.40 right now trading, and so just had one month that skewed that up just a little bit to that $0.51.

Karen Short - Deutsche Bank - Analyst

Okay. Then can you give the dollar amount on credit card fees?

Bill Walljasper - Caseys General Stores Inc - CFO

Yes, I can. Actually, for this it was $27.8 million in this quarter.

Karen Short - Deutsche Bank - Analyst

Okay. Last question and then I'll get back in the queue. Any color on what you are thinking in terms of locking in, further locking in cheese and dairy beyond the summer?

Bill Walljasper - Caseys General Stores Inc - CFO

That's a good question. We our looking very aggressively at the continued lock in of cheese, as well as coffee. We have not had anything developed at that point yet, but certainly looking at that, trying to stabilize the cost to very specific commodities within the Prepared Food category.

Karen Short - Deutsche Bank - Analyst

Any price range is that you could point to in terms of where you think might be reasonable? It was at $2.05 in the third quarter last year and $1.89 in the fourth?

Bill Walljasper - Caseys General Stores Inc - CFO

Comparison to that is we're going to be up against going for Q2 of last year was $2.43. Q3 of last year it was $2.05. Then in the Q4 that's when we locked in and show it as $1.89. We our looking at a favorable lock-in cost that would benefit us below those levels. Nothing to point to at this point.

Karen Short - Deutsche Bank - Analyst

Okay, I will get back in queue, thanks.

Bill Walljasper - Caseys General Stores Inc - CFO

Thanks, Karen.

Operator

Irene Nattel, RBC Capital Markets.

Irene Nattel - RBC Capital Markets - Analyst

Just continuing on the Prepared Food side. Obviously, the coffee and the cheese are a big tailwind, but just wondering about what you are seeing in terms of sales. Are you still running at the rates that you were last year, or as you finessed the program a little bit are you seeing some declining sales?

Bill Walljasper - Caseys General Stores Inc - CFO

We our seeing some moderation in the stale factor that we talked about over the last few quarters. We'll always have stales. I would be more concerned if we did not have stales, or it reduced to very low level. That would indicate that we are probably not matching the customer demand from a sales perspective. But it's something we talk about every quarter at our district manager meeting; it is an area of focus. Certainly, I think we're making some strides in improvements, but we will always have certain amount of that. So in this particular quarter, Irene, there was moderation of the stale factor. I think what really drove the Prepared Food margin was twofold. One would be the commodities that we mentioned for cheese and coffee but will also keep in mind we did have a price increase back in November, about a 1% price increase, and also a price increase that we took in May, as well, that we talked about last conference call. Both those are not only helping in the comp side of it, but also helping in the margin expansion side of it, as well.

Irene Nattel - RBC Capital Markets - Analyst

That's great, thank you. And clearly you're seeing no pressure on pricing as the commodities are coming down?

Bill Walljasper - Caseys General Stores Inc - CFO

Yes, no, we have not seen that. We have not seen any elasticity at all from the customers, and also with those price increases that we took. So, from a tailwind perspective the next few quarters should be in our favor.

Irene Nattel - RBC Capital Markets - Analyst

That's great. Just looking at the OpEx line, you did call out the credit card fees, the transportation costs and the 4% on a same-store basis. But you also opened fewer stores in the quarter, so should we expect OpEx growth to be more significant as we move through the year and you ramp-up the new store openings?

Bill Walljasper - Caseys General Stores Inc - CFO

The answer to that would be it will depend on the new store openings. Right now we are planning on 40 to 50 new store constructions. The variable Irene is going to be on the acquisitions. So you are right on point: part of the downward movement relative to recent quarters in operating expenses has to do with you are cycling over the Stop and Go rollout a year ago. So we do have less from a store-opening perspective. So if we accelerate the acquisition activity, you can expect operating expenses to move forward, higher than what they were right now.

Irene Nattel - RBC Capital Markets - Analyst

Okay. That's great and can you update us on the acquisition pipeline?

Bill Walljasper - Caseys General Stores Inc - CFO

Absolutely. The acquisition pipeline has been a little slower here in the recent quarter and it's a combination of several things. First of all, most of the acquisition activity in our industry happens outside of the Midwest and you probably have seen that. Just to reiterate the Midwest landscape, it is dominated by smaller operators. 2/3 of the operators of C stores in our market area are operators of 10 stores or less, so when you look at that combined with the last 10 to 12 months, not only Casey's, but most of the C store industry has experienced very nice fuel margin activity. There is just not a lot of incentive from some of the smaller operators to be selling their business when they are experiencing a little bit higher cash flow than what they normally have seen. So we will be patient on that. I think that will turn around and we will be there to make any opportunistic purchases.

Irene Nattel - RBC Capital Markets - Analyst

That's great and one final question, if I may. You did mention in your comments, Bill, that your balance sheet at two times debt to EBITDA is probably the cleanest in the space. Does that mean that you are considering perhaps introducing and NCIB to have that creep up just a little bit?

Bill Walljasper - Caseys General Stores Inc - CFO

There's a lot of things that we our looking at. We think right now, given the landscape, probably the best use for the balance sheet is to grow the units. Even though we experienced slower opportunity in the last quarter we do think there's going to be opportunity in the next 12 months for uptick in that area. Probably the most logical use of the balance sheet would be to grow the business in that direction. But we look at all alternatives, it will depend on what the market conditions give us.

Irene Nattel - RBC Capital Markets - Analyst

That's great, thanks very much.

Operator

Bonnie Herzog, Wells Fargo.

Bonnie Herzog - Wells Fargo Securities - Analyst

Good morning, everyone.

Bob Myers - Caseys General Stores Inc - Chairman and CEO

Good morning.

Bonnie Herzog - Wells Fargo Securities - Analyst

So your fuel gallon comps were really strong in the quarter. Could you talk about how that possibly translated to stepped-up store traffic. And then did you see a lift? And then what about your average basket ring? And then I was hoping you could remind us on any new potential fuel saver partnership programs you might have right now?

Bill Walljasper - Caseys General Stores Inc - CFO

Okay, I'll try to get those in sequence. If I miss one, Bonnie, keep me honest, all right?

Bonnie Herzog - Wells Fargo Securities - Analyst

Okay.

Bill Walljasper - Caseys General Stores Inc - CFO

First of all, the same-store fuel gallon growth certainly is dictated by the differential in retail, which is very typical. I've been here 25 years and any time we see a significant differential in fuel, either up or down, you will see a move in the fuel gallon. So that really is driving the same-store fuel gallons. And generally speaking that will equate to look at higher same-store customer count, so we over the last quarter we have seen a nice same-store customer count in the low single-digit increase -- creeping up into the mid-single-digit. And so as far as the basket ring, when you look at the basket ring, it actually is about the same as it was in the previous two quarters.

When I say basket we our talking about excluding fuel. So we have not seen a tremendous uptick in the basket ring at that point. So that's something that we our looking at. With respect to the online, I did mention that we have seen an uptick in the basket ring when people order online versus not, so that's encouraging and certainly we will talk about that in future quarters.

You also asked about the fuel saver program. We just renewed the full saver program with Hy-Vee, that's been a tremendous success over the last three years with us. But we continue to look at opportunities outside the market area that we currently have with the Hy-Vee, so we do have some small arrangements down in Oklahoma area looking for other opportunities to perhaps do some things independently in the areas like that.

I can tell you that starting October we will implement what we call a Piece of the Pump program. We've done this in the past and it is been very successful in Indiana and Arkansas. You may remember me talking about that. What that is if you get $0.10 off gallon of gas when you buy a large pizza. So that will be introduced in October and run through the end of at least the calendar year in states like some of our outlying states like Indiana, and North Dakota, Kentucky and Tennessee and some of those dates. That's been very successful for us and we are excited about rolling that out again.

Bonnie Herzog - Wells Fargo Securities - Analyst

I think you touched on all of them, but I did want to go back to something you mentioned about the basket ring being constant, which is a little surprising as I think about the consumer paying less of a pump, more money in their pocket to come into the store, which you mentioned there's stepped up traffic. But then they are not increasing the spend in the store in total, if I'm understanding you correctly?

Bill Walljasper - Caseys General Stores Inc - CFO

Let me clarify that. Prior to this quarter in Q4 and in Q3, especially Q3 is when the retail price really started to make a move, we did see a significant uptick in the basket ring inside the store and maintain that uptick. We just have not seen an uptick in Q1 sequential to Q4 with any meaning. (multiple speakers)

Bonnie Herzog - Wells Fargo Securities - Analyst

That makes more sense. I had a question on your premium cig business, which you certainly called out again as being very strong, very consistent with what I'm hearing from the major tobacco manufacturers, and what they have been reporting also what a lot of the other retailers are seeing. So clearly a result of lower gas prices. So I was hoping you could drill down just a little further on your cig business, and then the consumer, and give us a sense of what you are been seeing just in the past month. And then finally how did your cig business impact your gross margins in the quarter?

Bill Walljasper - Caseys General Stores Inc - CFO

Obviously are cigarette business has been done very well, you're right on point, over the last three quarters, and coinciding with the decline in retail fuel price. We have seen what we call a trade up in the cigarette area. And that trade up has come into the premium brand of cigarettes. So when you look back in the same time period I mentioned over the last two to three quarters, we have seen high-single digit, sometimes even a double-digit, depending on the month, same-store sales movement within that particular area of Grocery and General Merchandise category.

So, that dominates the category, so obviously that's helping to lift the overall category. But to your point, I think you've alluded to it, that is certainly a lower margin item relative to the category as a whole. So when you look at our goal for Grocery and General Merchandise this year relative to the prior year, it is relatively flat, and therein lies your reason. It's really hard to drive the overall category and major components of the category, which is a significantly lower margin, is taking more of a sizable shift in that particular overall category. It is holding back the margin a little bit, if you want to call it that. It's being offset by increases in the beverages, like I alluded to in most of the package beverages are much higher margin items in that category over all. Does that answer your question?

Bonnie Herzog - Wells Fargo Securities - Analyst

Definitely and then just my final question would be on your remodeled stores. Could you remind us what the performance is for these remodeled stores versus, say, one of your legacy stores, and the ROI for remodeled stores? And I'm curious why you are not necessarily accelerating the pace of the remodels, given how powerful they probably are, and certainly because you have the leverage capacity?

Bill Walljasper - Caseys General Stores Inc - CFO

Yes, we are accelerating those. We only did about 25 last year and we made a commitment to do a least 100 this fiscal year. As you can obviously tell by the earlier comments and reading the press release, those 100 remodels are going to be back loaded into this fiscal year. So when you look at, for instance, same-store sales, specifically in Prepared Food, even though we were in line with our goal as you will more the major remodels out and bring on more pizza-delivery stores, you should see an acceleration in those areas, because of those particular initiatives being rolled out.

To answer your question on performance, what we typically see in the first year of performance when we do a major remodel is about a 25% to 30% lift in the Prepared Food and Fountain category, and roughly about a 10 to low teen lift in the Grocery and other merchandise category, and that's really the two areas we are really focused on. So as far as the ROI, because there's about a $600,000 to $650,000 investment, what we typically see is in a second year of the major remodel is a double-digit after-tax cash-flow return. So we have quite a bit of runway on the major remodels, and look for us to continue in future fiscal years to have a nice pace with respect to that. A lot of that pace, Bonnie, may have to do with what we have else going on in the business with respect to acquisitions, new stores, and a number of other things.

Bonnie Herzog - Wells Fargo Securities - Analyst

Okay. Thank you.

Bill Walljasper - Caseys General Stores Inc - CFO

Thanks, Bonnie.

Operator

Kelly Bania, BMO Capital. Please check that your line is not on mute.

Kelly Bania - BMO Capital Markets - Analyst

Good morning. Thanks for taking my question.

Just wanted to circle back on operating expenses. It sounds like maybe some benefit from the back half-weighted nature of a lot of the initiatives this year, and obviously the fuel and the credit card helping. But still seems like the underlying expense progression is really improved this quarter, and even last quarter. So are you doing anything different in the stores? Is that more -- should we expect that to re-accelerate later in the fiscal year? And any comments on your guidance, because I think you are still guiding towards a double-digit increase in operating expenses for the year, and just curious if you could update that or any changes to thoughts there?

Bill Walljasper - Caseys General Stores Inc - CFO

You are right. At the beginning of year we made a comment about low teens increase over the course of year in operating expense, and certainly that part of that guidance has to do with new-store activity, both new-store construction and acquisitions. To answer your question about going forward, here's some things to think about with operating expense. If retail fuel prices continue to benefit on a comparable basis, we should continue to see benefit in the credit card area, as well as the fuel expense area.

Also another aspect that we saw in the first quarter was advertising. We had quite a bit of advertising in Q1 of last year. We did a pizza-to-pump promotion last year, and that was also incorporated into that. But to the extent that we have the ability to increase the unit growth, you should see operating expense continue to move up from where we are at now.

So I would still at this point, Kelly, we are going to continue to reiterate that low teens operating expense. But if the acquisitions continue to be a little slower, it certainly can go below that and be high single-digit like we just experienced.

Kelly Bania - BMO Capital Markets - Analyst

Got it, that's very helpful and just same question on the D&A, I think you guided that to a low to mid teens increase for the year? Would that be still on track or does a lot of that depend on the acquisition activity?

Bill Walljasper - Caseys General Stores Inc - CFO

Pretty much the same answer. Obviously depreciation is certainly a big part of that as new stores and acquisitions coming online. So if we continue to have a bit slower pace on acquisitions the depreciation will come back and continue on the level here. A piece that I mentioned in the narrative was replacement store activity. We had much less of accelerated appreciation activity in Q1 relative to Q1 a year ago. And just, as you know, when we decide to replace a store we need to accelerate depreciation over the new life of that particular asset, and so it did get squeezed into Q1 last year. It was about a $2.1 million accelerated depreciation difference in Q1 versus Q1. The take away there Kelly is if unit growth accelerates you should see depreciation get back to a little bit higher run rate. If it doesn't accelerate it will probably be in the similar range we our talking about now.

Kelly Bania - BMO Capital Markets - Analyst

Okay, that's very helpful. And then just to go back to a comment you made about the smaller chains and with the strong retail fuel environment that we have been experiencing that there's just not much incentive for them to sell right now. But it is potential for that to turn around. The question is does that mean that you would expect your fuel margins to normalize, as well? And is that reflected in your guidance for gas margins? Or how do you feel about gas margins for the rest of the year? Obviously hard to predict, but if you expect that to turn around for the operators, wouldn't that impact you, as well?

Bill Walljasper - Caseys General Stores Inc - CFO

Yes, and my intent of the comment wasn't necessarily to indicate that we expect fuel margins to moderate, but more the expectations of the seller to become more in line with their assets. That wasn't a reflection on what I thought the fuel margin would be. Now, to answer your question on fuel margin. It is very difficult for us to predict going forward whether the fuel margin will move forward to. We have experienced lately some nice volatility in the cost structure, and that always is a help to us. So, it's really hard for me to say where that fuel margin will go.

Kelly Bania - BMO Capital Markets - Analyst

Got it. That's very helpful. And just what was your customer traffic for the quarter, and any sense on how much of your customer traffic is being driven from existing customers just increasing their frequency, or from new customers? Any thoughts on that?

Bill Walljasper - Caseys General Stores Inc - CFO

The customer traffic was a low single-digit same-store increase. That's what we have been experiencing here for a while. If fluctuates month to month obviously, and quarter to quarter. But as far as incremental customer. It is hard for us to say whether a transaction is incremental customer or another customer coming back for a second purchase. We don't have any way to tie those two together.

Kelly Bania - BMO Capital Markets - Analyst

Got it, thank you very much.

Operator

Ben Brownlow, Raymond James.

Ben Brownlow - Raymond James & Associates, Inc. - Analyst

Good morning.

Bill Walljasper - Caseys General Stores Inc - CFO

Hello, Ben.

Ben Brownlow - Raymond James & Associates, Inc. - Analyst

Bill on the August same-store sales, I know you are not going to release that until Tuesday, but any insight into what the calendar shift with the slightly later Labor Day weekend falling entirely in September this year--any insight into how that will impact the comps for the quarter, or excuse me, the month?

Bill Walljasper - Caseys General Stores Inc - CFO

Very intuitive there, Ben. You're exactly right. This dynamic happens very frequent when we get to August and September, and so I would encourage everybody to look at where the Labor Day weekend fell last year in relationship to this year. Last year it fell primarily in August, where this year it falls completely in September. So there will be a calendar shift in between the month of August and September. Won't affect the quarter obviously, but certainly there is a shift.

We also had, I believe, one last Friday in August this a relative to last year and for a month's time that--when you lose a Friday, or you lose a Saturday, or if you lose both, that will have some impact on the month. There will be a calendar shift.

Ben Brownlow - Raymond James & Associates, Inc. - Analyst

Is there any way to quantify that, would it be 200 to 300 basis points? Is that a reasonable range?

Bill Walljasper - Caseys General Stores Inc - CFO

I wouldn't be able to quantify it now at this point. We will take a look at that and see if we can give more color when we file the 8-K next week.

Ben Brownlow - Raymond James & Associates, Inc. - Analyst

Great and just one last one for me. On the 26 new sites under construction, any insight into the timing of the openings of those sites?

Bill Walljasper - Caseys General Stores Inc - CFO

Most of the 26 that are in construction you can anticipate over the next several quarters they will be open. They will have the benefit of last couple of quarters.

Ben Brownlow - Raymond James & Associates, Inc. - Analyst

Okay. How many do you think will be opened by the end of this quarter?

Bill Walljasper - Caseys General Stores Inc - CFO

I don't have that information, Ben. I don't have that.

Ben Brownlow - Raymond James & Associates, Inc. - Analyst

Okay, great. Thank you.

Operator

Anthony Lebiedzinski, Sidoti and Company.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Good morning. Thank you for taking the question.

First just wanted to ask about the Hy-Vee program. So I assume that given you already had it for a number of years that the comp/gallon differential between your Hy-Vee stores and your non Hy-Vee stores that differential is probably not overly significant?

Bill Walljasper - Caseys General Stores Inc - CFO

That is correct. We have now had a the fuel saver partnership with them for about three years now, so we have cycled over that, and then some. And we always try to refresh the program with different initiatives. Most of those come through Hy-Vee and the promotion of their products, and the selection of their products to be items within the program. We always try to tweak it, but your are exactly right.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Thanks for that and I guess as far as -- just looking at a couple of other questions that were asked ahead of me, the question as far as the customer traffic and measuring the impact of some new customers, I suppose in order to do that you would have to have some sort of a loyalty card program, perhaps? Is that something that you have ever thought of perhaps doing? I know Wa-wa does that here in the Northeast, so just wanted to get your thoughts on that.

Bill Walljasper - Caseys General Stores Inc - CFO

You are exactly right. It is very difficult for us to determine whether a same-store customer traffic is the same person coming to make two purchases in a week, or do we truly have an incremental customer. And as far as loyalty cards, I have been here a long time and I know we have considered loyalty cards a number of times. But you want to make sure you get that program right because once you throw loyalty program out there it's really hard to pull back. There's not one in the works, or in the plant at this point in the immediate future. We will continue to look at that, especially if we start to create a different type of fuel saver program in some of our outlying areas.

Anthony Lebiedzinski - Sidoti & Company - Analyst

And also can you separate the credit card fees and transportation cost? I know combined they were a $2.3 million of tailwind. Is it possible for you to break that down?

Bill Walljasper - Caseys General Stores Inc - CFO

Yes, no problem. About $1.5 million of that $2.3 million is the fuel expense.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Got it. Okay. Lastly can give us an update on your second distribution center, is it still on target to open early next year?

Bill Walljasper - Caseys General Stores Inc - CFO

It is, it is right on target to open the first part of February of 2016.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Got it. Okay. Thank you very much.

Bill Walljasper - Caseys General Stores Inc - CFO

Thanks, Anthony.

Operator

Irene Nattel, RBC Capital Markets.

Irene Nattel - RBC Capital Markets - Analyst

Thanks and just a follow-up question just to tick this box, Bill. You mentioned that you are always looking at different ways to create value. Clearly there's been a lot of turmoil in the MLP markets, but anything you can tell us about any recent thoughts on things like MLPs, REITS, anything else?

Bill Walljasper - Caseys General Stores Inc - CFO

The last update with respect to MLPs from our front was back in the first part of this calendar year was the last time we reviewed MLPs structure as well as other alternative structure to see of that if that would add value to shareholders. We do that, Irene, on a periodic basis just to keep it fresh and make sure we're not missing something. We also do it any time there's a change potential in those structures in the industry just to make sure that we our looking through that. Last time we did that we did have a financial advisor do that independently for us, as well, just to make sure that we will look at it checking all the boxes. So from that, obviously, you can imagine since we didn't form the MLP, that's not on the strategic landscape for us going forward here. We will continue to look at it and evaluate.

Irene Nattel - RBC Capital Markets - Analyst

That's great, thank you.

Bill Walljasper - Caseys General Stores Inc - CFO

Thanks, Irene.

Operator

(Operator Instructions)

Chuck Cerankosky, Northcoast Research.

Chuck Cerankosky - Northcoast Research - Analyst

Good morning, everyone.

Bill Walljasper - Caseys General Stores Inc - CFO

Good morning, Chuck.

Chuck Cerankosky - Northcoast Research - Analyst

I want to ask about cost pressures. Are you seeing the need for any price increases over the remainder of the calendar year, and maybe with deflation in some categories, do you see bringing prices down anywhere? So I want to look at it both ways.

Bill Walljasper - Caseys General Stores Inc - CFO

I will answer the second part of your question. I have not seen in my time and Company us taking price retail prices down with respect to movement down in commodity pressures. So I wouldn't anticipate that continuing, or that happening this particular time. With respect to cost pressures, we haven't seen a lot of cost pressures. Right now we don't have any price increases slated for the rest of the fiscal year, but that doesn't mean that won't happen.

We, on a monthly basis, do competitive pricing surveys to make sure we our aligned on key products and so we will take pricing increases where we see strategic opportunity, regardless of whether there's cost pressures that force us to do that. So we are always trying to stay on top of that. But right now there our none planned going forward.

Chuck Cerankosky - Northcoast Research - Analyst

Thank you very much. Nice quarter.

Bill Walljasper - Caseys General Stores Inc - CFO

Thanks, Chuck.

Operator

I'm showing no further questions from our phone line. I know I turn the call back over to Bill Walljasper for any closing remarks.

Bill Walljasper - Caseys General Stores Inc - CFO

Thank you. I would like to thank everybody for joining us this morning and their interest in Casey's and their support over the years. Just as a reminder, August same-store sales were released on Tuesday, September 15, 3.00 Central Time. Have a great day.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program and you may all disconnect. Everyone have a great day.

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